                                                                     EXHIBIT 3.1
                             STATE OF CONNECTICUT
                            Secretary of the State


     Amended and Restated Certificate dated March 20, 1987 for Wiltek, Inc.

          Certificate attached hereto as Annex A.

     This resolution merely restates and does not change the provisions of the original Certificate of Incorporation as supplemented and amended to date, except as follows:

     Former Article Second has been deleted and all Articles following renumbered as appropriate; former Article Third now appears as Article Second and has been restated in its entirety; former Article Fourth now appears as Article Third and has been restated in its entirety to provide a class of Preferred Stock and to increase authorized Common Stock by 1,500,000 shares; and a new Article Seven has been added requiring a 75% shareholder vote on plans for merger, consolidation or sale of assets not recommended by the board of directors, or a vote to amend Article Seven.

     The above resolution was adopted by the board of directors and by shareholders.


-----------------------------------------------------------------------------------
  No. of Shares                            Vote Required    Vote Favoring Adoption
Entitled to Vote    Total Voting Power          for
                                             Adoption
-----------------------------------------------------------------------------------

    4,574,219              100%               2,287,110               2,634,391


         We hereby declare, under the penalties of false statement that the statements made in the foregoing certificate are true:



/s/ J.W. Fitzpatrick                              /s/ A.R. Hamilton
----------------------                            ---------------------
Name:  J.W. Fitzpatrick                             Name:  A.R. Hamilton
Title: President                                    Title: Secretary

                                                                         ANNEX A

     RESOLVED: That the Certificate of Incorporation of Wiltek, Inc., as heretofore amended and restated, be amended further and restated to read as follows:

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 WILTEK, INC.

     FIRST: That the name of the corporation is Wiltek, Inc.

     SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut and, without limiting in any manner the scope and the generality of the foregoing, to engage in and carry on the business of providing communications services to meet the message and data transmission needs of business and other organizations.

     THIRD: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,000,000 of which 1,000,000 shares shall be Preferred Stock without par value and 9,000,000 shares shall be Common Stock without par value.

     A.  Preferred Stock.  The Board of Directors is expressly authorized to
         ---------------
provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the Stock Corporation Act of the State of Connecticut.

     B.  Common Stock.  Except as otherwise required by law or as otherwise
         ------------
provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

     FOURTH: That the amount of capital stock with which this corporation shall commence business is not less than One Thousand ($1,000) Dollars.

     FIFTH: That the duration of said corporation is unlimited.

     SIXTH: Unless otherwise determined by the Board of Directors, no holder of stock of the corporation shall, as such holder, have any right to purchase or subscribe for any stock of any class which the corporation may issue or sell, whether or not exchangeable for any stock of the corporation of any class or classes and whether out of unissued shares authorized by the certificate of Incorporation as originally filed or by any amendment thereof or out of shares of stock of the corporation acquired by it after the issue thereof; nor, unless otherwise determined by the Board of Directors, shall any holder of any shares of the capital stock of the corporation, as such holder, have any right to purchase or subscribe for any security which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the stock of the corporation of any class or classes, or to which shall be attached or appurtenant any warrant or warrants or other instrument or instruments that shall confer upon the holder or holders of such security the right to subscribe for or purchase from the corporation any shares of its capital stock of any class or classes.

     SEVENTH: In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, unless recommended to the shareholders by the Board of Directors (i) any merger or consolidation of the corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation; or
(iii) any amendment of this Article Seventh of this Certificate of Incorporation shall require the affirmative vote of the holders of at least 75 percent of the then-outstanding shares of the stock having voting rights, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote.